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                                                                    Exhibit 21.1

                          SUBSIDIARIES OF THE COMPANY

1.   Lorenzo Jewelry Mfg. (H.K.) Limited, incorporated in Hong Kong

2. Shantou SEZ Lorenzo Gems & Craft Factory Co., Ltd., incorporated in China

3.   Shantou Lorenzo Jewelry Mfg., incorporated in China

4.   Lorenzo Marketing Co. Limited, incorporated in Hong Kong

5.   Precious Gems Trading Ltd., incorporated in British Virgin Islands

6.   Lorenzo Gems Manufacturing (Shenzhen) Co., Ltd., incorporated in China

7.   Golden Horizon Trading Ltd., incorporated in British Virgin Islands

8.   Lorenzo Jewellery (Shenzhen) Co., Ltd., incorporated in China

9.   Fine Gift Enterprises Ltd., incorporated in British Virgin Islands

10.  Lorenzo Diamond Jewelry Mfg. Co. Limited, incorporated in Hong Kong